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                                  Exhibit 10.14

                            LINE OF CREDIT AGREEMENT

        This Agreement is made and entered into this 6th day of July, 2000, by and among Worldwide Medical Corporation, a Delaware corporation (the "Company"); Citadel Capital Management Corporation, a Nevada corporation ("Citadel"); and Larry Osaki, an individual ("Osaki").

                                    RECITALS

        WHEREAS, the Company currently has certain financial requirements and is not in a position to obtain additional financing on its own;

        WHEREAS, Citadel has agreed to participate in the Company's private placement of its common stock; and

        WHEREAS, Citadel and Osaki, the Executive Managing Director of Citadel, desire and are able to assist the Company in obtaining the necessary financing by serving as the Company's guarantors;

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms, and conditions hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Establishment of Line of Credit. Citadel shall establish a $250,000 lien of credit for the use and benefit of the Company for a term of not less than one year and on such other reasonable terms and conditions as are satisfactory to the Company (the "Line of Credit") promptly upon the execution of this Agreement. Citadel and Osaki, shall unconditionally guarantee, as primary obligors, the Line of Credit.

        2. Compensation.

               2.1 Initial Fee. In consideration of the establishment of the Line of Credit, the Company shall pay to Citadel a one-time fee of $25,000, to be paid in restricted shares of common stock of the Company (the "Common Stock"), to be valued at $.25 per share, no later than 30 days after the establishment of the Line of Credit.

               2.2 After One-Year Period. In the event Citadel and Osaki are required to remain as guarantors to maintain the Line of Credit for the year following the establishment of the Line of Credit, Citadel and Osaki shall continue to provide such guarantees. In consideration thereof, the Company shall pay to Citadel, no later than 30 days after the beginning of such year, and continuing on a quarterly basis thereafter, an amount equal to 2.5% of the average outstanding credit line during the preceding quarter, to be paid in shares of the Common Stock at a price equal to 80% of the prior month's volume weighted average stock closing price as calculated from reports generated by Pink Sheets, LLC. The Company shall continue to pay the compensation under this
Section 2.2 in each year thereafter in which Citadel and Osaki are required and continue to serve as guarantors on the Line of Credit.

        3. Term. This Agreement shall commence as of the date of this Agreement and terminate upon Citadel and Osaki ceasing to be guarantors of the Line of Credit; provided, however, that neither Citadel nor Osaki shall cease their respective status as Guarantors of the Line of Credit until the first anniversary of this Agreement. Thereafter, each of Citadel and Osaki shall, on an annual basis, negotiate in good faith with the Company in respect of continuing their status as Guarantors for such period of time as the parties may then agree. The

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Company shall continue to be obligated to pay the initial fee referred to in
Section 2.1 hereof and the subsequent annual fee referred to in Section 2.2 hereof for any year in which Citadel and Osaki served at any time as guarantors of the Line of Credit.

        4. Change in Company's Management. In the event Daniel Mcguire leaves his current office as the President of the Company for any reason whatsoever, Citadel and Osaki shall have the right to suspend all transactions under the Line of Credit, and withdraw or continue their guarantees on the Line of Credit upon review of the circumstances at their sole and absolute discretion.

        5. Information Regarding Company. Citadel and Osaki acknowledge that all books, records, and documents of the Company have been available for their inspection upon reasonable notice for the purpose of ascertaining the Company's ability to meet its obligations and liabilities under the Line of Credit. Citadel and Osaki confirm that they have obtained sufficient information, in their judgment, to evaluate the merits and risks of serving as guarantors on the Line of Credit.

        6. Financial Risk. Citadel and Osaki understand that as guarantors on the Line of Credit, they will be the primary obligors and not merely sureties on the obligations and liabilities of the Company under the Line of Credit and they may be liable to perform any and all such obligations and liabilities.

        7. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements or understandings with respect thereto. This Agreement may be amended in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement, or by the party against whom the waiver would be asserted.

        8. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        9. Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under the Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

        10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

        WORLDWIDE MEDICAL CORPORATION

        By:    President

        CITADEL CAPITAL MANAGEMENT CORPORATION

        By: